UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2020 (March 23, 2020)

LUMOS PHARMA, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35342	42-1491350
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4200 Marathon Blvd., Suite 200 Austin, TX		78756
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (512) 215-2630

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	LUMO	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(c)
Appointment of President
On March 26, 2020, the Board of Directors (the “Board”) of Lumos Pharma, Inc. (the “Company”) appointed the Company’s current Chief Executive Officer, Rick Hawkins, to the additional role of President of the Company and Chairman of the Board, effective immediately. From and after March 26, 2020, Mr. Hawkins holds the titles of President and Chief Executive Officer and Chairman of the Board. Mr. Hawkins’ compensation arrangements are described below under the subheading “Base Salary and Bonus” and are incorporated herein by reference.
Mr. Hawkins, age 71, has served as the Chief Executive Officer of the Company since March 18, 2020. Mr. Hawkins has also served as the President and Chief Executive Officer of Lumos Pharma Sub, Inc. (formerly “Lumos Pharma, Inc.”) since January 2011, and previously served as a member of the board of Lumos Pharma Sub, Inc. from January 2011 to March 2020. In addition, Mr. Hawkins currently serves on the board of directors of several life sciences companies, including Cytori Therapeutics, Inc., now known as Plus Therapeutics, Inc. (Nasdaq: PSTV) and Savara Inc. (Nasdaq: SVRA), and previously served on the board of directors of SciClone Pharmaceuticals, Inc. until its acquisition in October 2017. From 2000 to 2010, Mr. Hawkins, founded and advised numerous pharmaceutical companies including Sensus Drug Development Corporation, where he served as co-founder and Chairman until it was sold to Pfizer. From 1981 to 2000, Mr. Hawkins was founder, President and CEO of Pharmaco. The company later merged with PPD of Wilmington, NC to form PPD Pharmaco Inc., one of the largest clinical contract research organizations in the world. Mr. Hawkins received his B.S. degree in Biology from Ohio University.
(d)
Appointment of Director
On March 23, 2020, pursuant to the Agreement and Plan of Merger and Reorganization, dated as of September 30, 2019, by and among the Company, Cyclone Merger Sub, Inc., and Lumos Pharma Sub, Inc. (formerly Lumos Pharma, Inc.), as amended, the Board appointed Joe McCracken as a Class I director of the Company and as a member of the Audit Committee of the Board, effective immediately. Mr. McCracken will receive standard compensation and equity available to non-employee directors of the Company.
Mr. McCracken will enter into the Company’s standard form of indemnification agreement with the Company, the form of which was filed as Exhibit 10.11 to the Company’s Amendment No. 6 to the Registration Statement on Form S-1 filed on November 8, 2011.
The Company is not aware of any transaction between the Company and Mr. McCracken that would require disclosure under Item 404(a) of Regulation S-K.
(e)
Base Salary and Bonus
On March 26, 2020, the Board approved an annual base salary for Mr. Hawkins of $560,000 and a target annual bonus opportunity equal to 55% of his base salary based on the achievement of certain goals to be determined by the Board.
Stock Options
On March 26, 2020, the Board approved the following grant of stock options (“Options”) and restricted stock units (“RSUs”) under the Company’s 2009 Equity Incentive Plan, as amended (the “Plan”) to the following executive officers, effective April 1, 2020 (“Grant Date”):

Executive Officer	Options	RSUs
Rick Hawkins	135,000	25,000
John McKew	65,000	13,000
Eugene Kennedy	45,000	9,000
Carl Langren	45,000	9,000
Brad Powers	25,000	4,500
Lori Lawley	25,000	4,500

The Options were granted under and in accordance with the terms and conditions of the Plan and the Form of Stock Option Agreement (“Option Agreement”) filed with the SEC as Exhibit 10.7 to the Company’s Registration Statement on Form S-1 filed with the Commission on December 21, 2010.
The RSUs were granted under and in accordance with the terms and conditions of the Plan and the Form of Restricted Stock Unit Award Agreement (“RSU Agreement”) filed with the SEC as Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q filed with the Commission on August 5, 2014.
Pursuant to the terms of the Options, the Plan and the Option Agreement, the Options will vest ratably on a monthly basis over 48 months from the Grant Date, so long as the executive officer remains employed by the Company. The exercise price per share for the Options will be the closing price for the Company’s Common Stock on the Nasdaq Stock Market on the Grant Date. The Options have a ten-year term.
Pursuant to the terms of the RSU Agreement and the Plan, the RSUs will vest ratably on an annual basis over four years from the Grant Date, so long as the executive officer remains employed by the Company.
Retention Bonus Pool
On March 26, 2020, the Board established a retention bonus pool to become payable on a quarterly basis beginning April 1, 2020. The potential retention bonus for the executive officers are as follow:

Recipient	Amount
Rick Hawkins	$350,000
Langren, Carl	$100,000
Kennedy, Gene	$100,000
Powers, Bradley	$100,000
Lawley, Lori	$100,000
Bonus awards will be paid only to individuals who continue in the Company’s employ through the quarterly bonus payment date. If an individual is terminated without “Cause” (as defined in the individual’s employment agreement) he or she will be entitled to receive the remaining bonus payments.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated:    March 27, 2020

LUMOS PHARMA, INC., a Delaware corporation

By:	/s/ Richard J. Hawkins
Richard J. Hawkins
Its:	Chief Executive Officer